Exhibit 99.1

Niska Gas Storage Partners LLC Announces Results for the Fourth Quarter and Fiscal Year ended March 31, 2011

Houston, Texas — May 18, 2011 - Niska Gas Storage Partners LLC (“Niska”) (NYSE: NKA) reported today Adjusted EBITDA (as defined below) for its fiscal year ended March 31, 2011 of $195.5 million, consistent with the Company’s previous guidance and compared to Adjusted EBITDA of $223.8 million for the fiscal year ended March 31, 2010.  Adjusted EBITDA for the quarter ended March 31, 2011 was $61.2 million compared to $78.8 million in the same period last year.  Cash Available for Distribution (as defined below) was $117.5 million and $38.7 million for the fiscal year and quarter ended March 31, 2011, respectively.  Net earnings for Niska’s fiscal year ended March 31, 2011 were $57.5 million compared to $53.2 million in the fiscal year ended March 31, 2010.  Net earnings for the quarter ended March 31, 2011 were $27.9 million compared to $50.0 million in the quarter ended March 31, 2010.  Earnings per common and subordinated unit were $0.40 for the quarter ended March 31, 2011 and $0.31 for the period May 17, 2010 (the completion of Niska’s initial public offering) to March 31, 2011.

“We are very pleased with our results for the fourth quarter and fiscal year ended March 31, 2011,” said Dave Pope, President and CEO of Niska.  “Our Adjusted EBITDA for the year was within our guidance of $190 million to $205 million, and our Cash Available for Distribution produced a coverage ratio of 1.13 to 1.0. Beyond our financial results, we were able to organically add 19 billion cubic feet (“Bcf”) of working gas capacity at an extremely low average cost of $1.86 per thousand cubic feet (“Mcf”). The ability to add capacity at this cost is a reflection on how well we know our assets and the depth of our engineering capabilities. We were able to produce these results in a weaker storage spread environment, which reflects the advantages of our diversified commercial model as well as the skill and expertise of our employees.”

“We remain confident in our ability to pay our distribution and will continue our organic expansion plans for fiscal 2012,” added Mr. Pope, “These plans include the expansion of our Wild Goose facility by 15 Bcf up to its maximum permitted capacity of 50 Bcf. However, the continuation of a weaker storage spread environment limits our current visibility with respect to short-term firm and optimization revenues and, accordingly, our ability to make reliable predictions of these amounts.  Therefore, we are not providing guidance for fiscal 2012 at this time.”

As announced April 26, 2011, Niska paid a cash distribution of $0.35 per unit on May 13, 2011 to unitholders of record at the close of business on May 6, 2011.

Earnings Call

Niska will host a conference call with members of our executive management on Thursday, May 19, 2011, at 10:00 a.m. Eastern Time. Interested parties may access the call via our website at www.niskapartners.com. A webcast is also available on the Thomson Reuters Street Events network at www.earnings.com.

If you are unable to participate in the webcast, you may access the live conference call by dialing the following numbers:

North America:	1-800-638-5439
International:	1-617-614-3945
Access Code:	75697368

A telephonic replay can be accessed until midnight, May 26, 2011 at the following numbers:

North America:	1-888-286-8010
International:	1-617-801-6888
Access Code:	73315764

In addition, an electronic replay and PDF transcript will be available on the Niska website in the Investor Center section under the Presentations and Webcasts Tab.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO Hub™ in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts approximately 204.5 Bcf of gas storage capacity.

Forward Looking Statements

This press release includes “forward-looking statements” — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Niska’s SEC filings. Niska undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release.  Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, foreign exchange gains and losses, unrealized inventory impairment write-downs, gains and losses on asset dispositions, asset impairments and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs and the effects of unrealized gains or losses on interest rate swaps), income taxes paid and maintenance capital expenditures.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                  The financial performance of our assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                  The ability of our assets to generate cash sufficient to pay interest on our indebtedness and make distributions to our equity holders;

•                  Repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•                  The viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management. Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

Contact

Niska Gas Storage Partners LLC

Investor Relations:

Brandon Tran or Vance Powers

(403) 513-8600

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands of U.S. dollars)

(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
		(Niska Predecessor)		(Niska Predecessor)
REVENUES
Long-term contract	$31,250	$27,996	$119,566	$109,795
Short-term contract	12,095	18,436	40,972	58,375
Optimization, net	21,664	74,396	69,537	102,335
Total revenue	65,009	120,828	230,075	270,505

EXPENSES (INCOME)
Operating	12,368	9,765	44,772	38,153
General and administrative	10,605	15,108	34,568	36,640
Depreciation and amortization	10,543	10,171	46,891	43,062
Interest	19,407	17,979	77,007	38,119
Foreign exchange (gains) losses	247	1,033	(518)	(7,189)
Other income	(14)	659	(48)	571
	53,156	54,715	202,672	149,356

EARNINGS BEFORE INCOME TAXES	11,853	66,113	27,403	121,149
Income tax (benefit) expense	(16,046)	16,092	(30,054)	67,940
NET EARNINGS AND COMPREHENSIVE INCOME	27,899	$50,021	57,457	$53,209
Less:
Net earnings prior to initial public offering on May 17, 2010	—	N/A	36,234	N/A
Net earnings subsequent to initial public offering on May 17, 2010	$27,899	N/A	$21,223	N/A
Net earnings subsequent to initial public offering allocated to:
Managing member	$559	N/A	$901	N/A
Common unitholders	$13,670	N/A	$10,161	N/A
Subordinated unitholder	$13,670	N/A	$10,161	N/A
Earnings per unit allocated to common unitholders - basic and diluted	$0.40	N/A	$0.31	N/A
Earnings per unit allocated to subordinated unitholder -basic and diluted	$0.40	N/A	$0.31	N/A

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars, except capacity amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
		(Niska Predecessor)		(Niska Predecessor)
Reconciliation of Net Earnings to Adjusted EBITDA and Cash Available For Distribution:
Net earnings	$27,899	$50,021	$57,457	$53,209
Add (deduct):
Interest	19,407	17,979	77,007	38,119
Income tax (benefit) expense	(16,046)	16,092	(30,054)	67,940
Depreciation and amortization	10,543	10,171	46,891	43,062
Unrealized risk management losses (gains)	19,128	(20,549)	44,787	24,701
Foreign exchange (gains) losses	247	1,033	(518)	(7,189)
Other income	(14)	659	(48)	571
Unrealized inventory impairment write-down	—	3,400	—	3,400
Adjusted EBITDA	$61,164	$78,806	$195,522	$223,813
Less:
Cash interest expense, net	21,488	21,306	75,991	40,222
Income taxes paid	187	118	474	330
Maintenance capital expenditures	763	64	1,631	902
Other income	(14)	659	(48)	571
Cash available for distribution	$38,740	$56,659	$117,474	$181,788

Revenue:
Long-term contract	31,250	27,996	119,566	109,795
Short-term contract	12,095	18,436	40,972	58,375
Proprietary optimization:
Realized optimization, net	40,792	57,247	114,324	130,436
Unrealized risk management (losses) gains	(19,128)	20,549	(44,787)	(24,701)
Unrealized inventory impairment write-down	—	(3,400)	—	(3,400)
Total	$65,009	$120,828	$230,075	$270,505

Total realized revenues	$84,137	$103,679	$274,862	$298,606

Capital expenditures:
Maintenance	$763	$64	$1,631	$902
Expansion and cost reduction	9,066	20,051	32,368	66,852
Total	$9,829	$20,115	$33,999	$67,754

Operating data:
Effective working gas capacity (Bcf)	204.5	185.5	204.5	185.5

	As of March 31,
	2011	2010
Selected Consolidated Balance Sheet data:
Cash and cash equivalents	$117,742	$131,559
Borrowings under revolving credit facility	$—	$—
Total debt excluding revolving credit facility	$800,000	$800,000
Members’ equity	$916,973	$929,786